SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES AND EXCHANGE ACT of 1934

January 31, 2003

Date of Report

(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-76498	52-2362509
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue

Suite 650

Santa Ana, California 92705

(Address of principal executive offices)

(877) 888-7348

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

ITEM	2. ACQUISITION OR DISPOSITION OF ASSETS.

Atrium Building – Lincoln, Nebraska

On January 31, 2003, G REIT, Inc. (the “Company”) through its wholly owned subsidiary, GREIT – Atrium Building, LLC, a Delaware limited liability company, purchased the Atrium Building in Lincoln, Nebraska (the “Property”) from 1200 N Street, LTD, an unaffiliated third-party, for a purchase price of approximately $4,532,000. The Property is encumbered by two ground leases under parts of the office building, which expire in 2054 and 2055, respectively, including renewal options. The Company funded the purchase price with $2,200,000 in borrowings under its new credit facility arranged through LaSalle Bank National Association, a real estate lender (See Item 5 below). The Company is required to make interest only payments until the due date of January 30, 2006, at which time the loan will have to be paid in full or refinanced. The purchase price included a sales commission payable to an affiliate of Triple Net Properties, LLC, the Company’s advisor, of $132,000, approximately 2.9% of the purchase price.

The Property is located in the central business district of Lincoln, Nebraska, at 1200 N Street between the University of Nebraska and the State Capitol building. There is significant redevelopment activity in the immediate neighborhood, including residential, office and mixed-use projects.

Originally built in 1917 and extensively renovated with the most recent renovations completed in 1995, the Property consists of a 6-story Class B office building containing approximately 166,868 square feet. The Property is connected to the downtown Lincoln pedestrian skywalk system which provides covered, interior access to the surrounding buildings and parking structures. The Property is approximately 82% leased with government entities of the State of Nebraska including the Nebraska Department of Environmental Quality, Nebraska Department of Banking and Finance, Nebraska Library Commission and the Nebraska Public Service Commission, occupying 80% of the Property. Within the next twelve months four leases totaling approximately 15,514 square feet or 9.3% of the Property’s gross rentable square feet will expire. The Nebraska Department of Environmental Quality, a tenant since 1992, occupies approximately 37% of the Property with a lease expiring in 2004.

The Company obtained a building condition report and a Phase I environmental report in connection with the acquisition of the Property. The building condition report indicated that the Property would need minor structural, HVAC and flooring repairs estimated to cost approximately $210,000. The Phase I environmental report noted the possible presence of lead-based paint and asbestos, but also indicated that the materials were in good condition and that there were no historical conditions of concern. For federal income tax purposes, the Company’s depreciable basis in the Property is approximately $3,852,000.

The Company has retained Triple Net Properties Realty, Inc. to manage the Property for a property management fee equal to 5% of the gross income of the Property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

ITEM	5. OTHER ITEMS.

The Company has obtained a new credit facility with a maximum amount of $25,000,000 through LaSalle Bank National Association (“LaSalle”), which matures on January 30, 2006. Advances under this credit facility (i) will be made for the purchase of properties by the Company and collateralized by the related property; (ii) will bear interest at the choice of the Company at the Prime Rate or the London Interbank Offered Rate (“LIBOR”) plus a margin of 2.50% per annum, declining to 2.25% when the Company meets certain conditions, including attaining $50,000,000 in net worth, no default on advances, and full compliance with other covenants under the credit facility; (iii) are subject to a floor rate of 4.15% per annum; and (iv) require interest only payments on a monthly basis. In connection with this credit facility, the Company has granted LaSalle a right of first refusal to finance the purchase of properties by the Company. As of the date hereof, the Company’s advances under this credit facility totaled $2,200,000 pursuant to borrowings to finance the purchase of the aforementioned Atrium Building property.

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ITEM	7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

Date: February 14, 2003	By:	/s/ Anthony W. Thompson
Anthony W. Thompson President and Chief Executive Officer

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